EXHIBIT 10(z)
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (as amended from time to time, this “Agreement”) is entered into as of the 20th day of December, 2006, by and among OLD NATIONAL BANK, a national banking association (“ONB”), OLD NATIONAL BANCORP, an Indiana corporation (“Bancorp”), OLD NATIONAL REALTY COMPANY, INC., an Indiana corporation (“Realty”, and together with Bancorp and ONB, collectively, the “Sellers” and individually a, “Seller”); ONB 4TH STREET LANDLORD, LLC, a Delaware limited liability company (“4th Street Buyer”), ONB 123 MAIN LANDLORD, LLC, a Delaware limited liability company (the “123 Main Buyer”), and ONB ONE MAIN LANDLORD, LLC, a Delaware limited liability company (the “One Main Buyer”, and together with the 4th Street Buyer and the 123 Main Buyer, individually, a “Buyer” and collectively, “Buyers”).
RECITALS
     A. ONB and Bancorp hold title to the One Main Property (as hereinafter defined) and ONB holds title to the 123 Main Property (as hereinafter defined) and Realty holds title to the 4th Street Property (as hereinafter defined).
     B. One Main Buyer desires to purchase the One Main Property, 123 Main Buyer desires to purchase the 123 Main Property and 4th Street Buyer desires to purchase the 4th Street Property, in each case for the price defined herein, and, in each case, lease such Property back to ONB, as tenant, and upon the terms hereinafter set forth.
     Now, therefore, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties, intending to be legally bound, agree as follows:
     1. Sale of Property. Subject to the terms and conditions set forth herein, ONB and Bancorp agree to sell the property located at One Main Street, Evansville, Indiana identified on Exhibit A-1 (the “One Main Property”) to One Main Buyer, and One Main Buyer agrees to purchase from ONB and Bancorp the One Main Property. Subject to the terms and conditions set forth herein, ONB agrees to sell the property located at 123 Main Street, Evansville, Indiana identified on Exhibit A-2 (the “123 Main Property”) to 123 Main Buyer, and 123 Main Buyer agrees to purchase from ONB the 123 Main Property. Subject to the terms and conditions set forth herein, Realty agrees to sell the property located at 101-105 NW 4th Street, Evansville, Indiana identified on Exhibit A-3 (the “4th Street Property”, and together with the One Main Property and the 123 Main Property, each a “Parcel” and collectively, the “Property”) Each Parcel shall include the following rights:
          (a) Fee simple title in and to the parcel or parcels of real property (the land constituting each of such parcels being the “Land”), as more particularly described on Exhibit A-1, Exhibit A-2 or Exhibit A-3, as the case may be, attached hereto, together with all easements, rights-of-way, and privileges appurtenant thereto and all buildings and improvements (excluding, in the case of the One Main Property, the ATM’s and kitchen equipment located on the first floor and in the parking garage of such One Main Property) situated thereon (collectively, the “Improvements”);

          (b) All right, title and interest of the related Seller in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems permanently affixed to and used in connection with the Land and the Improvements, including all elevators, pipings, conduits, ducts, partitions, boilers, compressors and furnaces, and all other fixtures (the “Fixtures”) attached or appurtenant to the Land or the Improvements in such a manner as to constitute real estate under applicable state law; and
          (c) the related Seller’s copies of all original and supplemental surveys, structural and engineering reports, geo-technical reports, plans, specifications, operating manuals, warranties and guarantees covering the Improvements and the Fixtures that are currently in the possession of such Seller, or its subsidiaries; and such Seller’s right, title and interest in all such assignable agreements, and any assignable licenses or permits relating to the ownership or operation of such Parcel.
     2. Price. The purchase price to be paid by the related Buyer to the related Seller for each Parcel (the “Purchase Price”) shall be $69,366,525, in the case of the One Main Property, $2,817,397, in the case of the 123 Main Property and $6,797,600, in the case of the 4th Street Property. Subject to the terms and conditions set forth in this Agreement, the Purchase Price, less any prorations to be credited to related Buyer, plus any prorations to be credited to the related Seller, shall be paid in immediately available funds at Closing.
     3. Title and Survey. Each respective Buyer has received a pro forma of an owner’s title insurance commitment (each, a “Commitment”) in the name of such Buyer from Chicago Title Insurance Company (the “Title Company”), and an ALTA as-built survey for the Parcel to be purchased by such Buyer (each a “Survey”).
     4. Inspection Period. Each Buyer shall have until, but no later than, the Date of Closing, as defined below (the “Inspection Period”) to conduct in regard to the Parcel proposed to be purchased by such Buyer such tests, feasibility studies, surveys, inspections and reviews of the due diligence materials provided by, or on behalf of, the related Seller as such Buyer chooses to conduct, and to review title, survey and environmental matters. Closing will take place on December 21, 2006 (the “Date of Closing”). In the event that any Buyer disapproves of any matters affecting any Parcel in accordance with the terms hereof, and ONB does not commit to resolve the same to such Buyer’s satisfaction, or if the conditions precedent to Closing set forth in Paragraph 5 are not satisfied as of the Date of Closing, any Buyer may terminate this Agreement with respect to all Parcels by submitting written notice of termination to ONB.
     5. Closing. The closing of the sale of the Property (the “Closing”) shall be held, subject to the fulfillment of all conditions to Buyers’ obligations to close or waiver thereof by Buyers, on the Date of Closing. At Closing, each Seller shall execute and deliver to Chicago Title Insurance Company, 2001 Bryan Street, Suite 1700, Dallas, Texas 75201, Attn: John Cominos or to Buyers’ counsel, as escrow agent (“Escrow Agent”), the following with respect to the Parcel or Parcels being sold by such Seller pursuant hereto:
          (a) A warranty deed, in substantially the form attached hereto as Exhibit D hereto, conveying fee simple title to such Parcel to the related Buyer, and a bill of sale and assignment, in substantially the form attached hereto as Exhibit E hereto, conveying title to all personal property, if any, included as part of the Parcel, in each case free and clear of all liens, charges, encumbrances, easements, covenants and restrictions except for (i) unpaid taxes not yet due and payable, (ii) matters shown on the related Survey, and (iii) the Permitted Exceptions (as defined in Paragraph 9) for such Parcel;
          (b) copies of all surveys, plans, specifications, structural and engineering reports, manuals, warranties and guarantees described in paragraph 1(c) to the extent located by a Seller;
          (c) An affidavit stating that the related Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986;
          (d) Any customary affidavits reasonably required by the Title Company to issue its title policy(ies) to the related Buyer;
          (e) All other documents affecting title to and possession of such Parcel and necessary to transfer or assign the same to the related Buyer, free and clear of all liens, security interests, charges and encumbrances, except the Permitted Exceptions;
          (f) A copy of a resolution for such Seller authorizing the sale of the Parcel in accordance with the terms of this Agreement, and further authorizing the execution of all Closing documents and the performance of all other acts necessary to close the sale of the Parcel in accordance with the terms of this Agreement;
          (g) A secretary’s certificate relating to incumbency and organizational documents for such Seller, and, in the case of Bancorp and Realty, a certificate of existence from the Secretary of State of Indiana;
          (h) A copy of the certificate of occupancy or legal equivalent thereof for such Parcel or letters from the Vanderburgh County Building Commission that such certificates are not available;
          (i) A copy of the most recent property tax bill with respect to such Parcel;
          (j) The Commitment for such Parcel from the Title Company; and
          (k) Other documents and certificates reasonably requested by either Buyer.
In addition, each Buyer’s obligation hereunder to purchase its related Parcel shall be conditioned on (1) the approval of the transactions contemplated hereby by the lease commitments committee of SunTrust Equity Funding, LLC (“STEF”); (2) no material adverse change in the financial condition, assets, operations, business or prospects of ONB or Bancorp from that set forth in the audited financial statements of such person for the year ended December 31, 2005, and (3) the receipt by such Buyer of the following, each of which shall be in form and substance satisfactory to such Buyer in its reasonable determination:
          (a) An appraisal for the Parcel being purchased by such Buyer that meets the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and

which shows that the fair market value of such Parcel is not less than the Purchase Price therefor, plus any transaction costs funded by such Buyer;
          (b) A Phase I Environmental Assessment and, in the case of the 4th Street Property, a Phase II Environmental Assessment for the Parcel (the “Environmental Reports”) being purchased by such Buyer by an environmental services firm satisfactory to such Buyer;
          (c) A property condition report for the Parcel being purchased by such Buyer conducted by an engineering firm satisfactory to such Buyer (the appraisals, environmental audits and property condition reports for the Properties described in the foregoing clauses (i) through (iii) herein called collectively the “Property Reports”);
          (d) A fully executed original counterpart of a lease substantially in the form attached hereto as Exhibit B (the “Lease”) for the Parcel being purchased by such Buyer duly executed by ONB, a memorandum of lease in recordable form, duly executed by ONB, and a lease guaranty in the form attached hereto as Exhibit C (the “Lease Guaranty”), duly executed by Bancorp;
          (e) Insurance certificates as required under the related Lease for the Parcel being purchased by such Buyer;
          (f) A copy of a resolution for each of ONB and Bancorp authorizing the lease of the Parcel being purchased by such Buyer in accordance with the terms of the Leases, and, in the case of Bancorp, the guaranty of the Leases; and
          (g) An opinion of counsel for ONB and Bancorp.
     At Closing, each Buyer shall execute and/or deliver to the related Seller with respect to the Parcel being purchased by such Buyer (i) the Purchase Price for such Parcel, and (ii) any other document or instrument reasonably required by such Seller.
     ONB shall pay 100% of the cost of all recordation, transfer and intangible taxes imposed on the warranty deeds for the Property and the cost of recording any title curative documents, including, without limitation, satisfactions of deeds to secure debt, mortgages and deeds of trust, and financing statement terminations. At Closing, ONB shall pay for (i) each Buyer’s owner’s title insurance premium (including all endorsements requested by such Buyer that are legally available in the related jurisdiction) for policies issued pursuant to the Commitments, and title search costs, (ii) the cost of the Surveys of each Parcel, (iii) the cost of the Property Reports for each Parcel, (iv) all costs and fees of the Escrow Agent, (v) Seller’s, Buyers’ and Buyers’ lenders’ legal expenses, (vi) all mortgage recording taxes and fees, and the mortgagees’ title policies for Buyers’ lenders, (vii) all costs of forming the Buyers and registering the Buyers to do business in Indiana, (viii) the lenders’ trustee’s fees and (ix) all other out of pocket expenses incurred by SunTrust Equity Funding, LLC (“STEF”), the sole member of each Buyer, in connection with the transactions contemplated hereby, including, without limitation, all travel expenses. The Closing and delivery of all such documents shall take place as shall be mutually agreeable to the parties. Each Seller agrees to deliver possession of each Parcel sold by it to the related Buyer on the Date of Closing, subject only to rights of ONB, as tenant, under the Lease related to such Parcel.

     6. Lease. Each Parcel shall be leased to ONB under a net lease in form substantially identical to that attached hereto as Exhibit B.
     7. Termination. If Closing does not occur on or before the Date of Closing, time being of the essence, and (i) all of the conditions precedent to Buyers’ obligation to close set forth in this Agreement have been satisfied and (ii) no Seller is in breach of any of its obligations to any Buyer contained in this Agreement, ONB may terminate this Agreement upon written notice to Buyers.
     8. Income and Expenses of the Property. Through the Date of Closing, ONB shall pay, or cause to be paid, when due any payments of principal and interest secured by any liens or encumbrances on the Property. ONB shall be responsible for all expenses of the Property, and shall be entitled to all income from the Property, attributable to the period prior to Closing. ONB agrees that all expenses related to the Property or otherwise accrued for the period prior to the Date of Closing shall be paid in full by ONB when due.
     ONB shall indemnify, defend and hold each Buyer harmless from and against any costs, expenses, penalties or damages, including reasonable attorneys’ fees, resulting from any failure by ONB to timely pay or cause to be paid any of the items described in this paragraph 8 that are attributable to the period on or before the Date of Closing of a Parcel of the Property.
     9. Title Examination. The matters listed on Schedule 1 attached hereto are “Permitted Exceptions.” From the date of this Agreement (the “Effective Date”) no Seller shall consent to, or permit to exist, any encumbrances, easements or other restrictions to be placed on or granted with respect to any Parcel, other than any matters consented to by the related Buyer in writing and the Permitted Exceptions (such encumbrances prohibited hereby being “Seller Encumbrances”).
     The title exceptions set forth in the Commitment for each Parcel shall reflect only the Permitted Exceptions pertinent to such Parcel and any title matters consented to in writing by the related Buyer. Each Commitment shall include such endorsements as may be reasonably requested by the related Buyer and that are available in the applicable jurisdiction. Sellers shall have obtained the commitment of the title company to insure the so-called “gap period” at Closing. Sellers shall be responsible for satisfying all the requirements of the Commitment on or before the Date of Closing.
     10. Broker’s/Advisor’s Fees. Each Seller represents and warrants to each Buyer, and each Buyer represents and warrants to each Seller, that no brokers’ or real estate commissions or similar fees will be due as a result of any Seller’s or any Buyer’s, as the case may be, retention of, or obligation to, any broker or agent in connection with Closing the sale of the Property. Each party agrees to indemnify the other against any cost and expense (including reasonable attorneys’ fees) incurred by the other as a result of the untruthfulness or inaccuracy of the foregoing representation.
     11. Representations, Warranties by Sellers. Each Seller represents to each Buyer that:
          (a) Such Seller has all requisite power and authority to execute this Agreement, the Closing Documents listed in Paragraph 5 and all other documents required to be delivered by such Seller, and to assume and perform all of its obligations under this Agreement and such Closing Documents. The execution of this Agreement by such Seller, and the performance by such Seller of its obligations hereunder, do not require the consent of any third party, including any governmental authority.
          (b) The execution and delivery of this Agreement, and the performance by such Seller of its obligations hereunder, have been duly authorized by such corporate action as may be required, and the execution and delivery of this Agreement, and the sale of the Parcel of Parcels being sold by such Seller do not and will not violate, or create a lien pursuant to, the organizational documents of such Seller, any judgment, order, agreement, indenture or contract to which such Seller is a party, or any law, ordinance, rule or regulation applicable to such Seller, or by which such Seller is bound. Upon execution by such Seller, this Agreement and the other documents and agreements to be executed by such Seller in connection with the transactions contemplated by this Agreement, shall constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to general equitable principles and to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally.
          (c) Such Seller is a national bank duly organized, validly existing and in good standing under the laws of United States of America, in the case of ONB, or is an Indiana corporation, duly organized, validly existing and in good standing under the laws of Indiana, in the case of Realty and Bancorp. Such Seller has full power and authority to own and sell the Parcel or Parcels being sold by such Seller , to enter into this Agreement and to consummate the transactions contemplated hereby.
          (d) There shall be no service, maintenance, property management, leasing or other contracts affecting the Parcel or Parcels being sold by such Seller in existence as of the Date of Closing to which either Buyer or such Parcel shall be bound or be subject after the Closing, except for those which will be the obligations of ONB, as tenant under the related Lease (and not obligations of the related Buyer). Such Seller has disclosed to the related Buyer all existing leases with respect to any portion of the Parcel or Parcels being sold by such Seller. Neither such Seller nor the Parcel or Parcels being sold by such Seller is subject to any obligation or agreement, including any right of first refusal, which could prevent such Seller from completing the sale of such Parcel to the related Buyer under this Agreement.
          (e) There is no action, suit, proceeding, litigation, administrative agency action, condemnation proceeding or proceeding of any kind pending or, to such Seller’s knowledge, threatened against such Seller affecting or questioning such Seller’s title to, right to sell or use, maintenance or operation of the Parcel or Parcels being sold by such Seller, including any requests for public dedication, nor does such Seller know of any basis for any such action. Such Seller has received no written notice from any governmental agency of any violation by Seller of any law, rule or regulation with respect to such Seller’s ownership, use, occupancy, maintenance or operation of the Parcel or Parcels being sold by such Seller.
          (f) To such Seller’s knowledge, other than as set forth in the Environmental Report for such Parcel, (1) the Parcel or Parcels being sold by such Seller does not contain any “Hazardous Materials” (as defined below) in violation of any applicable “Environmental Laws”

(as defined below), (2) the Parcel or Parcels being sold by such Seller is not subject to federal, state or local regulations or liability because of the presence of stored, leaked, spilled or disposed petroleum products, waste materials or debris, underground storage tanks, “PCBs” or PCB items (as defined in 40 C.F.R. §761.3), “asbestos” (as defined in 40 C.F.R. §763.63), or the past or present accumulation, treatment, storage, disposal, spillage or leakage of any Hazardous Materials; (3) no portion of the Land has been used for the disposal of Hazardous Materials nor have any wetlands or tidal waters, as those terms are defined in 33 C.F.R. §328.3 been filled in violation of any Environmental Laws; and (4) no Hazardous Materials have been generated, treated, stored, recycled, transported, released, discharged, emitted, disposed of or otherwise handled at, on or under the Parcel or Parcels being sold by such Seller except in de minimis quantities stored, used and disposed of in accordance with all applicable Environmental Laws. As used in this Paragraph 11(f), the term “Hazardous Materials” shall mean any contaminant, oil, petroleum or petroleum by-product, asbestos or asbestos-related products, hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants, as those terms are defined in Environmental Laws; the term “Environmental Laws” shall mean the Resource Conservation and Recovery Act (42 U.S.C.A. §§6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. §§9601 et seq.), the Hazardous Materials Transportation Act (42 U.S.C.A. §§1801 et seq.), the Toxic Substances Control Act (15 U.S.C.A. §§2601 et seq.), the Clean Air Act (42 U.S.C.A. §§7401 et seq.), and the Clean Water Act (33 U.S.C.A. §§1251 et seq.), any amendments thereto, and any regulations promulgated pursuant thereto, and any other federal, state or local laws dealing with the environment, health or safety related to the environment or any other state or local law, regulation or ordinance relating to the foregoing matters.
          (g) All buildings and improvements on the Land constituting a portion of the Parcel or Parcels being sold by such Seller fully conform with all applicable zoning ordinances and regulations (as modified by any “special exceptions” or “special use permits” or the like), building, health, fire and safety codes and restrictions and other laws, ordinances, rules and regulations except to a de minimis extent not materially and adversely affecting the use, occupancy, maintenance, ownership, marketability, operation, value or mortgageability of such Parcel, and all Improvements are located entirely within the boundaries of the Land.
          (h) No assessments or charges for any public improvements have been made against the Parcel or Parcels being sold by such Seller which remain unpaid, except as may be shown in the Commitment for such Parcel, and such Seller has no knowledge of any plans for improvements which might give rise to a special assessment.
     Each Seller hereby agrees that the truthfulness of each of the foregoing representations is a condition precedent to the performance by each Buyer of its obligations under this Agreement.
     12. Representations, Warranties by Buyers. Each Buyer represents to Sellers that such Buyer has all requisite power and authority to execute this Agreement and all other documents required to be delivered by such Buyer hereunder and to perform all of its obligations under this Agreement and such other documents, that the execution and delivery of this Agreement and the performance by such Buyer of its obligations hereunder have been duly authorized by such action as may be required, that no further action, consent or approval is required in order to constitute this Agreement as a binding and enforceable obligation of such

Buyer, and that such Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
     13. Defaults. If any of the representations of any Seller contained in this Agreement are inaccurate, or any Seller defaults in the performance of any other obligation of such Seller set forth in this Agreement, and, in each case, such Seller has failed to cure such inaccuracy or default within five (5) business days after written notice from a Buyer, Buyers may terminate this Agreement with respect to all of the Parcels by delivery of written notice of such termination to ONB. Sellers shall be responsible for the payment of, or reimbursement of each Buyer for, all reasonable costs and expenses incurred by either Buyer in connection with the transaction contemplated by this Agreement, including all reasonable legal fees and expenses, and all costs for the Surveys and the Property Reports.
     If any Buyer defaults in the performance of any of its obligations under this Agreement, ONB shall be entitled to receive and retain from Buyers copies of the Surveys and the Property Reports (provided that ONB has either paid the cost for the preparation of such material or has reimbursed Buyers therefor) and neither party shall have any other claim against the other.
     14. Damage, Destruction and Eminent Domain.
          (a) If, prior to the Date of Closing, any Parcel or any part thereof is damaged or destroyed by fire, the elements or any other destructive force or cause to the extent that repairing such damage or destruction is reasonably estimated to cost Three Hundred Thousand and 00/100 Dollars ($300,000.00) or more, then, within a reasonable time of any such damage or destruction, ONB shall give a written notice to Buyers specifying the insurance carrier’s estimate of the amount of insurance payable as the result of such damage or destruction. Within ten (10) business days after a Buyer has received the written notice described in the preceding sentence, the related Buyer may elect to terminate this Agreement by delivery of written notice to ONB. If the related Buyer elects to consummate the purchase despite the damage or destruction, or if any lesser damage or destruction has occurred, there shall be no reduction in or abatement of the Purchase Price, and the parties shall treat such casualty damage as having occurred during the term of the applicable Lease.
          (b) If, prior to the Date of Closing any judicial, administrative, or other condemnation proceedings are instituted or threatened in which a taking of any Parcel is proposed that exceeds Three Hundred and 00/100 Dollars ($300,000.00) in value, including any consequential damages to the Parcel, then within a reasonable time of receipt by it of notice of the institution of any judicial, administrative, or other condemnation proceedings involving the Parcel, ONB shall give a written notice to the related Buyer. Within ten (10) business days after a Buyer has received the written notice described in the preceding sentence, the related Buyer may elect to terminate this Agreement by delivery of written notice to ONB. If the related Buyer elects to consummate the purchase despite the institution of condemnation proceedings, or if it appears that the value of the proposed taking, including any consequential damages to the Parcel, shall total less than Three Hundred Thousand and 00/100 Dollars ($250,000.00), there shall be no reduction in or abatement of the Purchase Price, and the parties shall treat such condemnation as having occurred during the term of the applicable Lease.

     15. Assignment. No Buyer may assign this Agreement without prior written consent of ONB, except that any Buyer may assign this Agreement to STEF, or any wholly owned subsidiary of, or other entity controlled by, STEF.
     16. Marketing. STEF and each Buyer shall have the right to market each of the Properties from and after the Closing Date, and in connection therewith and in connection with general marketing of STEF’s services, shall have the right to use the name and logo of ONB and Bancorp in tombstones, newspaper advertisements, trade publications, brokers’ websites and other similar media, provided that STEF has shown ONB and Bancorp the general form of such marketing materials that contain ONB’s and Bancorp’s logo and ONB and Bancorp have approved such form, which approval shall not be unreasonably withheld (it being understood that (i) if ONB and Bancorp have approved the form of the marketing materials, neither ONB’s nor Bancorp’s consent shall be further required for each use or dissemination of such materials or for any updating of such materials, so long as such updating does not involve any material change in the use of ONB’s logo and (ii) if ONB or Bancorp believe, in the exercise of their reasonable business judgment, that ONB’s and Bancorp’s logo and/or name is being used in a manner that could be detrimental to ONB or Bancorp, ONB and Bancorp may withdraw their consent by written notice to STEF, in which case STEF shall cease using such logo and/or name within ten (10) days of receipt by STEF of such notice).
     17. Notices. Any notice, demand, communication or election required or permitted to be given or served upon either party shall be deemed given or served in accordance with the provisions of this Agreement, if the notice or election is delivered by (i) facsimile which shall be deemed received if a confirmation is received by the sender during normal business hours, (otherwise deemed to be received during the next business day), (ii) overnight air courier, which shall be deemed received on the next business day or (iii) personal delivery to or by mailing the notice or election in a sealed wrapper by United States registered or certified mail, return receipt requested, postage prepaid, which shall be deemed received three business days after sent, in each case properly addressed as follows:

If to any Buyer:	c/o SunTrust Equity Funding, LLC
303 Peachtree Street, 24th Floor
Mail Code 3951
Atlanta, GA 30308
Attention: Greg S. Nail
Facsimile: 404-230-1344

With a copy to:	Greenberg Traurig, LLP
77 West Wacker Drive, Suite 2500
Chicago, IL 60601
Attention: Julia Sarron
Facsimile: 312-899-0396

If to a Seller:	Old National Bank
One Main Street
Evansville, Indiana 47708
Attention: Office of General Counsel

Facsimile: (812) 468-0399

With a copy to:	Ziemer, Stayman, Weitzel & Shoulders, LLP
20 N.S. First Street
P.O. Box 916
Evansville, Indiana 47706-0916
Attention: Marco L. DeLucio
Facsimile: (812) 421-5089
Either party may change its address for the service of notice by delivering written notice of the change to the other party, in the manner provided above at least five (5) business days prior to the effective date of the change.
     18. Time of the Essence. Time shall be of the essence in the performance of all obligations under this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required under this Agreement must be performed, or by which Closing must be held, expires on a Saturday, Sunday or a holiday, then such time period shall be automatically extended to the next business day, except as otherwise provided herein.
     19. Captions. The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.
     20. Entire Agreement, Modification. This Agreement and its Exhibits constitute the entire and complete agreement between the parties and supersedes any prior oral or written agreements between the parties with respect to the sale of the Property. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants and conditions set forth in this Agreement, and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless it is made in writing and duly executed by both parties hereto.
     21. Binding Effect. All covenants, agreements and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
     22. Controlling Law. This Agreement has been made and entered into under the laws of the State of Indiana, and those laws shall control the interpretation of this Agreement.
     23. Counterpart and Facsimile. This Agreement may be executed and delivered with the exchange by facsimile or overnight air courier of separate signature pages.
     24. Waiver of Jury Trial. EACH SELLER AND EACH BUYER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL UNDER THE LAWS OF THE STATE OF INDIANA OR OTHERWISE OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS AMONG BUYERS OR SELLERS

RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BUYERS AND SELLERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first above written.

SELLERS:

OLD NATIONAL BANK, a national banking association

By:	/s/ Christopher A. Wolking
Name: Christopher A. Wolking Title: Executive Vice President and Chief Financial Officer

OLD NATIONAL BANCORP

By:	/s/ Christopher A. Wolking
Name: Christopher A. Wolking Title: Executive Vice President and Chief Financial Officer

OLD NATIONAL REALTY COMPANY, INC., an Indiana corporation

By:	/s/ Jeffrey L. Knight
Name: Jeffrey L. Knight Title: Secretary
PURCHASE AND SALE
AGREEMENT

S-1

BUYERS:

ONB ONE MAIN LANDLORD, LLC, a Delaware limited liability company

By:	SunTrust Equity Funding, LLC, its manager

By:	/s/ R. Todd Shutley
Name: R. Todd Shutley Title: Senior Vice President and Manager

ONB 123 MAIN LANDLORD, LLC, a Delaware limited partnership

By:	SunTrust Equity Funding, LLC, its manager

By:	/s/ R. Todd Shutley
Name: R. Todd Shutley Title: Senior Vice President and Manager

ONB 4TH STREET LANDLORD, LLC, a Delaware limited partnership

By:	SunTrust Equity Funding, LLC, its manager

By:	/s/ R. Todd Shutley
Name: R. Todd Shutley Title: Senior Vice President and Manager
PURCHASE AND SALE
AGREEMENT

S-2

EXHIBIT A-1
PROPERTY DESCRIPTION — ONE MAIN
PARCEL A:
All of Lots Fifty-seven (57), Fifty-eight (58) and Sixty (60) in the Original Plan of the City of Evansville, as per plat thereof, recorded in Record B, pages 207 and 208, and as per corrected plat recorded in Plat Book A, pages 123 and 124, and transcribed of record in Plat Book E, pages 4 and 5, in the Office of the Recorder of Vanderburgh County, Indiana.
Also, all of Lot Fifty-nine (59) in the Original Plan of the City of Evansville, according to the recorded plat thereof, recorded in Record B, pages 207 and 208, and as per corrected plat recorded in Plat Book A, pages 123 and 124, and transcribed of record in Plat Book E, pages 4 and 5, in the Office of the Recorder of Vanderburgh County, Indiana, including, but not limited to, Lots One (1) thru Seven (7), inclusively, in William M. Walker’s Subdivision of Lot Fifty-nine (59), as per plat thereof, recorded in Deed Record E, pages 273 and 274, and transcribed of record in Plat Book A, pages 134 and 135, and re-transcribed of record in Plat Book E, pages 148 and 149, in the Office of the Recorder of Vanderburgh County, Indiana.
Also, all of the public alleys and walkways vacated August 22, 1969, by Final Resolution No. 8-1969 in Vacation Record 6, page 16, in the Office of the Recorder of Vanderburgh County, Indiana lying within the Southerly line of Second Street, the Easterly line of Main Street, the Northerly line of First Street and the Westerly line of Locust Street.
Also, all that part of vacated Southeast First Street vacated by Ordinance No. G-99-10 recorded May 26, 1999 in Deed Drawer 12, Card 6835, in the Office of the Recorder of Vanderburgh County, Indiana, more particularly described as follows:
Part of Southeast First Street located between the Northwest right-of-way line of Locust Street and the Southeast right-of-way of Main Street being more particularly described as follows:
Commencing at the East corner of Lot Forty (40) in the Original Plan of the City of Evansville, as per plat thereof, recorded in Deed Record B, pages 207 and 208, and transcribed of record in Plat Book A, pages 123 and 124, and retranscribed of record in Plat Book E, pages 4 and 5, in the Office of the Recorder of Vanderburgh County, Indiana; thence North 57 Degrees 32 Minutes 21 Seconds East a distance of Thirty (30) feet to the centerline of Southeast First Street and being the true point of beginning; thence along the centerline of said street, North 32 Degrees 25 Minutes 34 Seconds West a distance of Two Hundred Ninety-nine and Eighty-one Hundredths (299.81) feet; thence North 57 Degrees 33 Minutes 52 Seconds East a distance of Thirty (30) feet to the West corner of Lot Fifty-nine (59) in said “Original Plan”; thence along the Southeast line of Lots Fifty-nine (59), Fifty-eight (58), and Fifty-seven (57) in said “Original Plan” South 32 Degrees 25 Minutes 34 Seconds East a distance of Two Hundred Ninety-Nine and Eighty-one Hundredths (299.81) feet; thence South 57 Degrees 32 Minutes 21 Seconds West a distance of Thirty (30) feet to the true point of beginning.

PARCEL B:
Lots Ten (10), Eleven (11), Twelve (12), Thirty-seven (37), Thirty-nine (39) and Forty (40) and part of Lots Nine (9) and Thirty-eight (38) in the Original Plan of the City of Evansville, as per plat thereof, recorded in Deed Record B, pages 207 and 208, and transcribed of record in Plat Book A, pages 123 and 124, and retranscribed of record in Plat Book E, pages 4 and 5, in the Office of the Recorder of Vanderburgh County, Indiana, and also the 12 foot alleys vacated by the Board of Public Works on August 14, 1970 in Declaratory Resolution No. 7-1970, being more particularly described as follows:
Commencing at a 1/2-inch iron rod at the intersection of Locust Street and Southeast First Street; thence along the centerline of Southeast First Street North 32 Degrees 25 Minutes 34 Seconds West a distance of Thirty (30) feet; thence along the extended Northwest Thirty (30) foot right-of-way of Locust Street South 57 Degrees 29 Minutes 23 Seconds West a distance of Thirty (30) feet to the Easternmost corner of said Lot Forty (40) and being the true point of beginning; thence continue along the Northwest Thirty (30) foot right-of-way of Locust Street South 57 Degrees 29 Minutes 23 Seconds West a distance of Two Hundred Ninety-seven and Thirty-one Hundredths (297.31) feet to a point located a distance of Fourteen and Eighty-nine Hundredths (14.89) feet from the Southernmost corner of said Lot Nine (9); thence North 77 Degrees 27 Minutes 57 Seconds West a distance of Twenty-one and Four Hundredths (21.04) feet to the Northeast Seventy-two (72) foot right-of-way of Riverside Drive and also being a distance of Fourteen and Eighty-nine Hundredths (14.89) feet from the Southernmost corner of said Lot Nine (9); thence along the Seventy-two (72) foot right-of-way of Riverside Drive North 32 Degrees 25 Minutes 17 Seconds West a distance of Two Hundred Eighty-five and Twenty-seven Hundredths (285.27) feet to the Westernmost corner of said Lot Twelve (12); thence along the Southeast Thirty-eight (38) foot right-of-way of Main Street North 57 Degrees 33 Minutes 09 Seconds East a distance of Two Hundred Sixty-eight and Seven Hundredths (268.07) feet to a point located a distance of Forty-four and Eleven Hundredths (44.11) feet from the Northernmost corner of said Lot Thirty-eight (38); thence North 77 Degrees 13 Minutes 38 Seconds East a distance of Forty-six and Eighty-four Hundredths (46.84) feet to the Southwest Thirty (30) foot right-of-way of Southeast First Street and being a distance of Fifteen and Seventy-seven Hundredths (15.77) feet from the Northernmost corner of said Lot Thirty-eight (38); thence along the Southwest Thirty (30) foot right-of-way of Southeast First Street South 32 Degrees 25 Minutes 34 Seconds East a distance of Two Hundred Eighty-four and Five Hundredths (284.05) feet to the true point of beginning.
ALSO, that portion of vacated Southeast First Street attaching to the above-described real estate resulting from Vacation Ordinance G-99-10 adopted by the Common Council of the City of Evansville on May 24, 1999 and recorded May 26, 1999 in Deed Drawer 12, Card 6835, in the Office of the Recorder of Vanderburgh County, Indiana.

EXHIBIT A-2
PROPERTY DESCRIPTION - 123 MAIN
All of Lots Eighty-five (85), Eighty-six (86) and Eight-seven (87) in the Original Plan of the City of Evansville, as per plat thereof, recorded in Deed Record B, pages 207 and 208, and as per corrected plat recorded in Plat Book A, pages 123 and 124, and transcribed of record in Plat Book E, pages 4 and 5, in the Office of the Recorder of Vanderburgh County, Indiana, together with any and all rights in and to the alleys adjoining said Lots.
Also, all of Lot Eighty-eight (88) in the Original Plan of the City of Evansville, according to the recorded plat thereof, which includes Lots One (1) through Six (6), inclusively, of Lister’s Subdivision of Lot Eighty-eight (88), according to the recorded plat thereof, as recorded in Plat Book E, pages 156 and 157, in the Office of the Recorder of Vanderburgh County, Indiana, together with any and all rights in and to the alleys adjoining said Lots.
Subject to a Fifteen (15) foot easement along the Second Street frontage for future street widening.
Also known as the Eastern Half of Disposal Parcel 11 or Disposal Parcel No. 11A including Twelve (12) foot alley running between Main Street and Locust Street.

EXHIBIT A-3
PROPERTY DESCRIPTION - 4TH STREET
Parcel One
Lot Two Hundred Nine (209) and part of Lots Two Hundred Ten (210) and Two Hundred Eleven (211) in the Donation Enlargement of the City of Evansville, as per plat thereof, recorded in Deed Record A, page 61 and transcribed of record in Plat Book A, pages 116 and 117 and re-transcribed of record in Plat Book E, pages 6 and 7, in the Office of the Recorder of Vanderburgh County, Indiana, more particularly described as follows:
Beginning at the South corner of Lot Two Hundred Nine (209) (being the right-of-way intersection of Fourth Street and Sycamore Street); thence Northeast a distance of One Hundred Fifty (150) feet to the East corner of Lot Two Hundred Nine (209); thence Northwest along the Northeast sides of Lots Two Hundred Nine (209), Two Hundred Ten (210) and Two Hundred Eleven (211), a distance of Two Hundred Twenty-two and Six Hundredths (222.06) feet to a point Three (3) feet from the North corner of Lot Two Hundred Eleven (211); thence Southwest and parallel with the Northwesterly line of Lot Two Hundred Eleven (211), a distance of Forty-nine and Ninety-seven Hundredths (49.97) feet; thence Southeast and parallel to Fourth Street a distance of Eighty-two and Ninety-seven Hundredths (82.97) feet to the face of a brick wall at the third story level (said wall being a distance of Ten and Seventy-five Hundredths (10.75) feet Southeast of the Northwest line of Lot Two Hundred Ten (210); thence Southwest with the third story face of the wall a distance of One Hundred and Three Hundredths (100.03) feet to a point on the Southwest line of Lot Two Hundred Ten (210); thence Southeast along the Southwest lines of Lots Two Hundred Ten (210) and Two Hundred Nine (209), a distance of One Hundred Thirty-nine and Twenty-nine Hundredths (139.29) feet to the point of beginning.
Parcel Two (a)
Part of Lot Two Hundred Twenty-two (222) in the Donation Enlargement of the City of Evansville, as per plat thereof, recorded in Deed Record A, page 61 and transcribed of record in Plat Book A, pages 116 and 117 and re-transcribed of record in Plat Book E, pages 6 and 7, in the Office of the Recorder of Vanderburgh County, Indiana, more particularly described as follows:
Commencing on Fifth Street at the intersection of the line dividing Lots Two Hundred Twenty-two (222) and Two Hundred Twenty-three (223) in said Enlargement with said street, and running thence along said dividing line toward the alley in the rear of said Lot a distance of One Hundred Thirty (130) feet, running thence at right angles toward Vine Street a distance of Seventy-five (75) feet to the line dividing Lots Two Hundred Twenty-two (222) and Two Hundred Twenty-one (221) in said Enlargement, running thence at right angles along said dividing line to Fifth Street a distance of One Hundred Thirty (130) feet, thence at right angles along Fifth Street a distance of Seventy-five (75) feet to the place of beginning.
Parcel Two (b)

ALSO, a part of Lots Two Hundred Twenty-four (224) and Two Hundred Twenty-three (223) in Donation Enlargement to the City of Evansville, Indiana, commencing on Sycamore Street in said City at a point a distance of Seventy-three (73) feet from the alley in the rear of said Lot Two Hundred Twenty-four (224), and running thence along Sycamore Street toward Fifth Street in said City a distance of Thirty-seven (37) feet, running thence at right angles, parallel to Fifth Street, toward Vine Street a distance of One Hundred (100) feet, running thence at right angles, parallel to Sycamore Street, a distance of Forty (40) feet to Fifth Street, running thence along Fifth Street toward Vine Street a distance of Fifty (50) feet to the line of Lot Two Hundred Twenty-two (222) of said Donation Enlargement, running thence along the line dividing said Lots Two Hundred Twenty-two (222) and Two Hundred Twenty-three (223) in Donation Enlargement toward Fourth Street a distance of Seventy-seven (77) feet, running thence at right angles toward Sycamore Street a distance of One Hundred Fifty (150) feet to the place of beginning.
Parcel Two (c)
ALSO, Parts of Lots Two Hundred Twenty-four (224), Two Hundred Twenty-three (223) and Two Hundred Twenty-two (222) in the Donation Enlargement of the City of Evansville, as per plat thereof, recorded in Deed Record A, page 61 and transcribed of record in Plat Book A, pages 116 and 117 and re-transcribed of record in Plat Book E, pages 6 and 7, in the Office of the Recorder of Vanderburgh County, Indiana, more particularly described as follows:
Beginning at the South or alley corner of said Lot Two Hundred Twenty-four (224) and running thence along the line of Sycamore Street, towards Fifth Street in said City, a distance of Seventy-three (73) feet; thence at right angles across said Lots Two Hundred Twenty-four (224) and Two Hundred Twenty-three (223) to the line between said Lot Two Hundred Twenty-three (223) and Lot Two Hundred Twenty-two (222) in said Donation Enlargement, being a distance of One Hundred Fifty (150) feet; thence along said line toward Fourth Street in said City, a distance of Fifty-three (53) feet; thence at right angles a distance of Seventy-five (75) feet to the line between said Lot Two Hundred Twenty-two (222) and Lot Two Hundred Twenty-one (221) in said Donation Enlargement; thence along said line a distance of Twenty (20) feet to the alley in the rear of said Lots Two Hundred Twenty-two (222) and Two Hundred Twenty-one (221); thence along the alley line of said Lots Two Hundred Twenty-two (222), Two Hundred Twenty-three (223) and Two Hundred Twenty-four (224), a distance of Two Hundred Twenty-five (225) feet to the place of beginning.
Parcel Two (d)
ALSO, Lot Two Hundred Twenty-one (221) in the Donation Enlargement of the City of Evansville, as per plat thereof, recorded in Deed Record A, page 61 and transcribed of record in Plat Book A, pages 116 and 117 and re-transcribed of record in Plat Book E, pages 6 and 7, in the Office of the Recorder of Vanderburgh County, Indiana.

Parcel Two (e)
A part of Lots Two Hundred Twenty-four (224) and Two Hundred Twenty-three (223) in the Donation Enlargement of the City of Evansville, as per plat thereof, recorded in Deed Record A, page 61 and transcribed of record in Plat Book A, pages 116 and 117 and re-transcribed of record in Plat Book E, pages 6 and 7, in the Office of the Recorder of Vanderburgh County, Indiana.
Commencing at the most easterly corner of said Lot Two Hundred Twenty-four (224) at the corner of Sycamore and Fifth Streets and running from thence along Fifth Street toward Vine Street a distance of One Hundred (100) feet, to the line of that part of Lot Two Hundred Twenty-three (223) of said enlargement that Elizabeth Fink conveyed to George W. Lowrance on the 18th day of October 1906, thence along said Lowrance’s line, toward Fourth Street, a distance of Forty (40) feet, thence at right angles, to said Lowrance’s line and parallel with Fifth Street, a distance of One Hundred (100) feet, to Sycamore Street, and thence along Sycamore Street and the line of said Lot Two Hundred Twenty-four (224) a distance of Forty (40) feet to the place of beginning.

EXHIBIT B
FORM OF LEASE\
See attached

EXHIBIT C
FORM OF LEASE GUARANTY
See attached

EXHIBIT D
FORM OF DEED
See attached

EXHIBIT E
FORM OF BILL OF SALE
See attached

SCHEDULE 1
PERMITTED EXCEPTIONS AT CONTRACT EXECUTION
With respect to the One Main Property, (i) the Lease Agreement, dated October 27, 2004, between ONB and Ohio View, LLC, (ii) the Lease Agreement, dated October 8, 2004, between ONB and Citigroup Global Markets Inc., (iii) the Lease Agreement, dated October 1, 2004, between ONB and Bristol-Myers Squibb Company, (iv) the Food Services Agreement, dated August 12, 2004, between ONB and Compass Group USA, (v) matters shown on the Survey and (vi) the exceptions shown on the Commitment for such property, a copy of which is attached hereto.
With respect to the 123 Main Property and the 4th Street Property, (i) matters shown on the Survey for such property and (ii) the exceptions shown on the Commitment for such property, a copy of which is attached hereto.